UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 5, 2012

GENETHERA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-27237	65-0622463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7577 W. 103rd Ave. Suite 212

Westminster, CO 80021

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 439-2085

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 5, 2012, the Audit Committee of Board of Directors of GeneThera, Inc. (the “Company”), with the concurrence of its executive officers, concluded that the Company will need to restate its previously issued financial statement for interim period ended September 30, 2011, and that such financial statement should no longer be relied upon.  Accordingly, the Company will restate the financial statement for the interim period included in its Form 10-Q for the quarter ended September 30, 2011, to make the accounting adjustment described in more detail below.

The Company has determined that it should not have recorded an additional twenty-four million restricted common stock into our Outstanding Common Stock Balance for the period ended September 30, 2011. The twenty-four million shares are held in an Escrow Agreement until the terms are fulfilled. Currently, there are no voting rights connected with the abovementioned amount of restricted shares.  The Company has determined that the error is material in affecting its equity financial statement with respect to the third quarter of 2011. As a result, the Company will amend its Form 10-Q for the quarter ended September 30, 2011 to reverse the recording of these additional shares in the common stock balance.

The Audit Committee of the Company’s Board of Directors and its executive officers have discussed the matters disclosed in this Item 4.02 Form 8-K with MaloneBailey, LP, our independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2012	GENETHERA, INC.

	By:	/s/ Tannya L. Irizarry
Tannya L. Irizarry
Chief Financial Officer